Exhibit 99.1

Christopher L. Soder Named Priceline.com
President, North American Travel

     NORWALK, Conn., February 5, 2007 . . . Priceline.com (Nasdaq: PCLN) today announced the appointment of Christopher L. Soder, 47, to the position of President, North American Travel.  He was priceline.com’s Executive Vice President, Travel Services.  In his new and expanded role, Mr. Soder will be responsible for all of priceline.com’s U.S. travel services as well as domestic information technology and operations functions.

Mr. Soder joined priceline.com in February 2000 as President of Hotel Services and led the development and launch of priceline.com’s cruise and vacation package offerings.  In July 2002, he was promoted to Executive Vice President, Lodging and Vacation Products.  In March 2005, he became priceline.com’s Executive Vice President, Travel Services.  Before joining priceline.com, he was Western Region Vice President, Growth Markets, for AT&T, where he was responsible for the company’s complete technology portfolio sales to over 20,000 business customers across a 10-state region.

“Chris Soder is one of priceline.com’s longest-tenured management veterans, with deep experience across our product, support and technology functions,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “He was instrumental in building and growing our U.S. hotel business and has been the driver of our major development projects over the last few years.  I look forward to working closely with him in his new role.”

About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) operates priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Priceline Europe, a leading European online hotel reservation service.

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service.  In addition to getting all the best published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter™ advanced search technology, create packages to save even more money, and take advantage of priceline.com’s famous Name-Your-Own-Price® service, which can deliver the lowest prices available.

Priceline Europe operates one of Europe’s fastest growing hotel reservation services through its Booking.com network of hotel reservation services, Activehotels.com and priceline.co.uk.  Priceline Europe operates in 40 countries in 12 languages and offers its customers in Europe and the U.S. access to approximately 25,000 participating European hotels.

Priceline.com also operates the following travel websites:  Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

For press information:  Brian Ek  203-299-8167  brian.ek@priceline.com